FOR IMMEDIATE RELEASE Investor/Media Contact: Stephen Anderson – 336-436-5076

358 South Main Street

Burlington, NC 27215

Telephone: (336) 584-5171

LABCORP PRICES $400 MILLION IN 2.50% SENIOR NOTES DUE 2018 AND

$300 MILLION IN 4.00% SENIOR NOTES DUE 2023

Burlington, NC, October 29, 2013 —Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that it has priced its offering of $700 million in senior notes. The offering consists of two tranches: $400 million aggregate principal amount of 2.50% Senior Notes due 2018 (the “2018 Notes”) and $300 million aggregate principal amount of 4.00% Senior Notes due 2023 (the “2023 Notes,” and together with the 2018 Notes, the “Notes”). The Notes will bear interest from November 1, 2013, payable semi-annually on November 1 and May 1, commencing on May 1, 2014. The closing of the offering is expected to occur on November 1, 2013, subject to the satisfaction of customary closing conditions. The Notes will be senior unsecured obligations and will rank equally with LabCorp’s existing and future senior unsecured debt.

LabCorp intends to use the net proceeds of this offering to repay all or a portion of the outstanding borrowings under its existing credit facility dated December 21, 2011, and for general corporate purposes.

The active joint book-running managers for the offering are Barclays Capital Inc. and Wells Fargo Securities, LLC. Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as passive joint book-running managers. Fifth Third Securities, Inc., Lazard Capital Markets LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and U.S Bancorp Investments, Inc. are acting as co-managers. The offering will be made pursuant to an effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”). A copy of the prospectus and related prospectus supplement may be obtained from Barclays Capital Inc., 745 Seventh Ave., New York, NY 10019, or by calling toll-free 1-888-603-5847 or from Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC 0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support, or by calling toll-free 1-800-326-5897.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the accompanying prospectus.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.

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